Exhibit 10.2

WILLIAMS–SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD TERM SHEET

Name:	Soc. Sec. No.:

Grant Date:	Grant Date FMV:

Number of RSUs:	Vesting:

1.	Award. Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Restricted Stock Units indicated above. Each Restricted Stock Unit entitles you to receive one share of Common Stock of the Company upon the terms and subject to the conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Award. Prior to the distribution of any shares, this Award represents an unsecured obligation, payable only from the general assets of the Company.

Except as specified herein, shares of Common Stock will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator on or shortly following the vesting date. If at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate.

2.	Termination.

(a)	General Rule. If you cease to provide service as a Non-employee Director or employee of the Company or a Subsidiary, other than due to a termination described in 2(b) or (c) below, all then unvested Restricted Stock Units (including dividend equivalents thereon) awarded hereby shall immediately terminate without notice to you and shall be forfeited.

(b)	General Rule for Death or Disability. Except as provided in 2(c) below, if you cease to provide service as a Non-employee Director or employee of the Company or a Subsidiary due to your death or permanent disability, then 100% of the then unvested Restricted Stock Units awarded hereby will vest and be delivered to you, your estate, or your personal representative (as appropriate) on the first business day of the month following the date upon which your service terminates.

(c)	Disability following Share Deferral. If (i) you have elected to defer receipt of your shares such that this Award is subject to Code Section 409A, (ii) you cease to provide service as a Non-employee Director or employee of the Company or a Subsidiary due to your permanent disability, and (iii) in the unlikely event that you are a “specified employee” within the meaning of Code Section 409A at the time of your termination of service due to your permanent disability, then 100% of the then unvested Restricted Stock Units awarded hereby will vest as of the first business day of the month following the date upon which your service terminates; however delivery of the related shares of Common Stock shall be delayed to the date that is six (6) months and one (1) day following the date upon which your service terminates.

3.	Certain Corporate Events.

(a)	General Rule for Transaction. In the event of a Transaction, other than a dissolution, liquidation, or corporate reorganization of the Company, if you have not elected to defer receipt of your shares, then 100% of the then unvested Restricted Stock Units awarded hereby will vest and the related shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) will be delivered to you on the date upon which such Transaction is consummated.

(b)	Transaction Following Share Deferral. In the event of a Transaction, other than a dissolution, liquidation, or corporate reorganization of the Company, if you have elected to defer receipt of your shares such that this Award is subject to Code Section 409A, then 100% of the then unvested Restricted Stock Units awarded hereby will vest on the date upon which such Transaction is consummated.

If such Transaction qualifies as a change in the ownership or effective control of the Company under Code Section 409A, then the related shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) will be delivered to you on the date upon which such Transaction is consummated, except that in the unlikely event you are a “specified employee” within the meaning of Code Section 409A at the time of such Transaction, delivery of the related shares of Common Stock (or the consideration shareholders generally received for such Common Stock) will be delayed to the date that is six (6) months and one (1) day following the date upon which your service terminates.

If such Transaction does not qualify as a change in the ownership or effective control of the Company under Code Section 409A, then the related shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) will be delivered to you on the same dates specified in your deferral election.

4.	[Dividend Equivalents. During the period beginning on the grant date as indicated above and ending on the date that the Restricted Stock Unit is settled or terminates, whichever occurs first, you will receive cash payments based on and payable at approximately the same time as the cash dividend that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding share of Common Stock on the record date for the dividend.]

5.	Tax Withholding. Although currently there are generally no tax withholding requirements for US non-employee directors, in the event tax withholding is required with respect to this Award, the Company will withhold from the number of shares of Common Stock otherwise issuable under this Award a number of shares necessary to satisfy the minimum statutorily required federal, state and local tax withholding obligations. Shares will be valued at their Fair Market Value when the taxable event occurs.

6.	Deferral. If permitted by the Administrator, the issuance of the Common Stock issuable with respect to this Award may be deferred upon such terms and conditions as determined by the Administrator, subject to the Administrator’s determination that any such right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, including but not limited to Section 409A.

7.	Nontransferable. You may not sell, assign, pledge, encumber or otherwise transfer any interest in the Restricted Stock Units or the right to receive dividend equivalents thereon except as permitted by the Plan.

8.

Other Restrictions. The issuance of Common Stock under this Award is subject to compliance by the Company and you with all applicable legal requirements applicable thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock under this Award to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

9.	Additional Provisions. This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Award are used as defined in the Plan. If the Plan and this Award are inconsistent, the provisions of the Plan will govern, except as specifically provided herein. Interpretations of the Plan and this Award by the Committee are binding on you and the Company.

10.	No Employment Agreement. Neither the award to you of the Restricted Stock Units nor the delivery to you of this Award or any other document relating to the Restricted Stock Units will confer on you the right to continued employment or service with the Company or any Affiliate.